                           AMERICAN RADIO EMPIRE, INC.
                             13210 KERRVILLE FOLKWAY
                                   BUILDING G
                            AUSITN, TEXAS 78729-7522

                                                              JULY 15, 2005

VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

             Re:      American Radio Empire, Inc. (the "Company")
                      Registration Statement on Form SB-2
                      Filed (Original Filing) December 24, 2003
                            (Amendment Filed) November 12, 2004
                      File No. 333-111556

Ladies and Gentlemen:

      We previously filed the above-referenced Form SB-2 registration statement and hereby request that such registration statement be withdrawn at your earliest convenience. No securities were offered or sold pursuant to this registration statement. We request this withdrawal as the Company may seek additional private financing. Please apply the Company's filing fee to its account with the SEC.

      If you have any questions concerning this matter, please contact Thomas
McNamara at (813) 837-0727.

      Thank you for your assistance in this matter.

                                     AMERICAN RADIO EMPIRE, INC.

                                     By:/s/ DAIN SCHULT
                                        Dain Schult
                                        President